Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 9, 2008, by and among Higher One, Inc., a Delaware corporation (“Buyer”), EduCard, LLC, a Nevada limited liability company (“Seller”), Kevin Jones, an individual residing at 752 Rodeo Circle, Orange, CA 92869, Michael Mattos, an individual residing at 26895 Aliso Creek 287-B, Aliso Viejo, CA 92656 and Ben Chillemi, an individual residing at 713 Azor, San Clemente, CA 92673, each of whom is a member of Seller (collectively, the “Members”). Each of Buyer, Seller and the Members are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Seller is engaged in the business of providing prepaid debit card processing services and other payment solutions (such business as conducted by Seller is referred to as the “Business”); and

WHEREAS, Seller has agreed to sell and assign to Buyer, and Buyer has agreed to purchase substantially all of the assets and assume certain of the liabilities associated with the Business on the terms set forth in this Agreement.

THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth below, the Parties agree as follows:

1. SALE AND PURCHASE OF ASSETS.

1.1 Sale of Assets to Buyer. On and subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller at the Closing (as defined below), all of Seller’s right, title and interest in and to substantially all of the assets used or held for use in the operation of the Business (collectively, the “Purchased Assets”), free and clear of any security interest, lien, charge, option, claim or other encumbrance (each, a “Lien”). The Purchased Assets exclude the Retained Assets (as defined below) and include, but are not limited to, the following, to the extent used or held for use in the operation of the Business as of the Closing Date (as defined below):

(a) [Intentionally omitted];

(b) all intellectual property, including all customer lists, supplier lists, patents, technology, know-how, ideas, information, trade secrets, computer software, websites, inventions, formulae, copyrights, trademarks, trade names, service marks and logos, whether or not registered (and all issued registrations and pending applications for registration of any of them), and license rights (collectively, the “Intellectual Property”), including the Intellectual Property listed on Schedule 1.1(b), together with the goodwill of the Business associated with the Intellectual Property;

(c) except as set forth in Section 1.2 below, all of Seller’s rights under any contracts, personal property leases, real property leases, commitments, understandings, unfilled sales orders, open purchase orders, distribution agreements, contractor agreements or other agreements, including license agreements, equipment leases and manufacturers’ and vendors’ warranties relating to items included in the

Purchased Assets and all similar rights against third parties relating to items included in the Purchased Assets (collectively, the “Contracts”), including the Contracts set forth on Schedule 4.13;

(d) all marketing and advertising materials, printed catalogs, promotional materials, labels and packaging;

(e) all general ledgers and underlying books of original entry, and all other books, records, files, reports, surveys and other documents; provided, however, that to the extent that any of such materials are items susceptible to duplication and are required by law to be retained by Seller, Seller may deliver photostatic copies or other reproductions; and provided further that nothing in this paragraph shall prevent Seller from making and retaining copies of any other of the materials referred to in this paragraph;

(f) claims, deposits, discounts earned, prepayments, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment;

(g) benefits, proceeds or other amounts payable under any policy of insurance maintained by Seller with respect to destruction of or damage to any of the Purchased Assets; and

(h) the Permits listed in Schedule 4.11.

1.2 Retained Assets. The following assets used in the operation of the Business as of the Closing Date shall be retained by Seller and shall not be sold or assigned to Buyer (collectively, the “Retained Assets”):

(a) cash and cash equivalents;

(b) the limited liability company charter, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minutes and minute books, tax returns and tax records, and other documents relating to the organization, maintenance, and existence of Seller as a limited liability company;

(c) any rights of Seller under this Agreement and any agreement or document delivered by Buyer in connection herewith;

(d) the assets specifically identified on Schedule 1.2(d);

(e) the loan receivable from Michael Mattos; and

(f) all accounts receivable and notes receivable from trade accounts.

1.3 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer shall assume, and shall agree to pay, perform and discharge as and when due, the following liabilities, and no others, at Closing (collectively, the “Assumed Liabilities”):

(a) obligations and liabilities of Seller under the Contracts (but excluding any leases, commitments and other agreements required to be listed on Schedule 4.13 and not so listed), to the extent that those obligations and liabilities relate to the period from and after the Closing Date (in each case exclusive of any liability or obligation arising thereunder as a result of any breach, default or failure of Seller to perform any covenants or obligations required to be performed by Seller prior to the Closing Date); and

(b) the obligations and liabilities set forth on Schedule 1.3(b).

1.4 Limitation on Assumption of Liabilities. Except as specifically provided in Section 1.3, Buyer shall not assume or be responsible for any liabilities or obligations of Seller relating to the operation of the Business prior to the Closing Date (collectively, the “Excluded Liabilities”).

2. PURCHASE PRICE.

2.1 Amount and Payment of Consideration. The full consideration for the Purchased Assets shall equal One Million Five Hundred Thousand Dollars ($1,500,000) (the “Purchase Price”). The Purchase Price shall be payable to Seller as follows:

(a) One Million Dollars ($1,000,000) shall be payable at the Closing (the “Initial Payment”);

(b) Five Hundred Thousand Dollars ($500,000) (the “Milestone Payment”) shall be payable upon the successful integration by Evisions, Inc., a Nevada corporation (“Evisions”), of IntelleCheck 3.0 with Buyer’s systems pursuant to the Integration Plan attached hereto as Exhibit A (the “Integration Plan”). The successful completion of such integration pursuant to the Integration Plan is referred to in this Agreement as the “Payment Milestone.”

2.2 Reduction of Milestone Payment. Notwithstanding anything else in this Agreement to the contrary, if Evisions fails to achieve the Payment Milestone on or before the date which is ninety (90) days following the Closing Date (the “Milestone Deadline Date”), the Milestone Payment shall be reduced by fifty thousand dollars ($50,000). The Milestone Payment shall be further reduced by an additional fifty thousand dollars ($50,000) at the end of each fifteen (15) day period following the Milestone Deadline Date if Evisions fails to achieve the Payment Milestone by the end of each such period. Notwithstanding the foregoing however, if achievement of the Payment Milestone by the Milestone Deadline Date, or within any fifteen (15) day period thereafter, is delayed as the result of Buyer’s breach of its obligations under Section 6.13 below, the Milestone Deadline Date and/or each fifteen (15) day period thereafter, as applicable, will be extended by the number of days that achievement of the Payment Milestone is delayed as the result of such breach.

2.3 Method of Payment of Purchase Price. The Initial Payment and the Milestone Payment, if paid, shall in each case be paid by wire transfer to an account designated in writing by Seller.

2.4 Allocation. The Parties agree to allocate the consideration paid by Buyer hereunder among the Purchased Assets for tax purposes in accordance with the methodology set forth in Schedule 2.4 (the “Allocation Schedule”). The Parties shall report, or cause to be reported, this transaction for tax purposes in accordance with the Allocation Schedule and each of the Parties agrees to act in accordance with such Allocation Schedule in the course of any tax audit, tax review or tax litigation concerning such Party and relating thereto. None of the Parties will assert, or permit to be asserted, that the allocation set forth in the Allocation Schedule was not separately bargained for at arm’s length and in good faith.

3. CLOSING.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof at a place and time to be determined by the Parties. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.” Alternatively, the Closing may be consummated by the exchange of signature pages by facsimile and overnight mail. For the purposes of passage of title and risk of loss, allocation of expenses, adjustments and other economic or financial effects of the transaction contemplated hereby, the Closing shall be deemed to have occurred at 12:01 a.m. local time on the Closing Date.

4. REPRESENTATIONS AND WARRANTIES BY SELLER.

Each of Seller and the Members represents and warrants to Buyer as follows:

4.1 Organization and Authority.

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller and each of the Members has the full power and authority to enter into and to perform its or his obligations under this Agreement and any and all agreements, instruments, or other documents delivered or to be delivered pursuant to this Agreement (collectively, the “Related Agreements”) to which Seller or such Member is a party, and, as applicable, to own and lease its assets and to operate the Business as it is now being conducted.

(b) Seller is duly qualified or licensed to do business and is in good standing as a foreign corporation under the laws of those jurisdictions listed on Schedule 4.1 hereto, constituting each jurisdiction in which the conduct of the Business or the ownership or leasing of the Purchased Assets requires such qualification, except where the failure to be so qualified or licensed would not constitute a Material Adverse Effect. For the purpose of this Agreement, “Material Adverse Effect” shall mean any circumstance, change in, or effect on, the Business or the Seller that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Seller or the Business (i) is, or could be, materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business, or (ii) could materially adversely affect the ability of the Buyer to operate or conduct the Business in the manner in which it is currently operated or conducted, or contemplated to be conducted, by the Seller.

4.2 Authorization; Enforceability.

(a) The execution, delivery and performance by Seller of this Agreement and any Related Agreements to which Seller is party have been duly authorized by all necessary action of Seller.

(b) This Agreement and any Related Agreements to which Seller or any Member is party constitute the valid and binding obligations of Seller or such Member, as applicable, enforceable against it or him in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.3 No Conflict.

(a) The execution, delivery and performance by Seller and the Members of this Agreement and any Related Agreements to which Seller or any Members is party, and the consummation of the transactions contemplated hereby and thereby, do not and will not constitute a violation by Seller or any Member of any law, regulation, ordinance, order, writ, judgment, injunction, decree or other requirement of any governmental body or court applicable to Seller, any Member or any of the Purchased Assets; or result in the creation of any Lien upon any of the Purchased Assets.

(b) The execution, delivery and performance by Seller and the Members of this Agreement and any Related Agreements to which Seller is party, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate or conflict with the articles of organization or operating agreement of Seller, and will not conflict with, or result in a breach or termination of, constitute a default under, create in any party the right to accelerate, terminate or modify, require any notice under or result in the imposition of any Lien upon, any lease, agreement, commitment or other instrument, or any Permit or other arrangement to which Seller or any Member is a party, or to which any of the Purchased Assets is subject.

(c) Except as set forth on Schedule 4.3 hereto, no consent, approval or authorization of, or designation, declaration or filing with, any person, entity or governmental authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

4.4 Title. Seller has, and will transfer to Buyer at the Closing, and at the Closing Buyer will receive, good and marketable title to all of the Purchased Assets, free and clear of any Lien. The Purchased Assets (i) include all of the assets used or held for use in the operation of the Business, except for the Retained Assets and (ii) are substantially the same as were held by Seller as of June [    ], 2008, other than Purchased Assets that have been replaced with other assets of equal or greater value, or were sold as inventory in the ordinary course of business, consistent with past practice. Seller does not own directly or indirectly, any interest in any other entity.

4.5 Financial Statements; Other Financial Information. The financial statements of Seller as of and for the years ended December 31, 2006 and December 31, 2007 (collectively, the “Yearly Financial Statements”), and the period from January 1, 2008 through May 27, 2008 (the “Most Recent Financial Statements,” and together with the Yearly Financial Statements, the “Financial Statements”), (a) are in accordance with the books and records of Seller, (b) show all expenses attributable to the Business as conducted by Seller (other than those absorbed by Evisions on behalf of Seller), and (c) fairly present the financial position and the results of operations of the Business as conducted by Seller as of the dates and for the periods indicated.

4.6 Absence of Undisclosed Liabilities. Except to the extent provided for in the balance sheet included in the Most Recent Financial Statements, Seller has no liabilities, whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, required by United States generally accepted accounting principles to be included in a balance sheet, except for liabilities that have arisen in the ordinary course of business, consistent with past practice, after the date of the most recent balance sheet included in the Most Recent Financial Statements (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

4.7 Absence of Certain Changes. Since the date of the Most Recent Financial Statements, Seller has operated the Business in the ordinary course, consistent with past practice, and:

(a) there has been no Material Adverse Effect;

(b) Seller has not (i) entered into any transaction that could be materially adverse to the Business or the Purchased Assets, (ii) made any change in its accounting methods or principles (or the application of those methods or principles) or (iii) incurred any indebtedness for borrowed money;

(c) Seller has not sold or transferred any assets necessary for the operation of the Business in accordance with past practice, other than (i) assets that have been replaced with other assets of equal or greater value and (ii) inventory sold in the ordinary course of business, consistent with past practice;

(d) Seller has not granted or agreed to grant any general increase in any rate or rates of salaries, compensation or commissions to employees of the Business, or any specific bonus or increase in salary or compensation to any employee of the Business, or provided any additional pension, retirement or other employment benefits for employees of the Business;

(e) Seller has not entered into any employment, bonus or deferred compensation agreement with any employee of the Business;

(f) Seller has not acted to (i) accelerate the billing of any customers of the Business or the collection of any accounts receivable of the Business, (ii) delay the payment of any accounts payable or accrued expenses of the Business or (iii) defer any expenses of the Business;

(g) no material supplier, representative, distributor, lessee or lessor who is a party to a Contract included in the Assumed Liabilities or Purchased Assets has (i) terminated or given notice of its intent to terminate its relationship with Seller or (ii) threatened in writing to terminate its relationship with Seller; and

(h) no customer has (i) terminated or modified its relationship with Seller in any material respect or (ii) given notice (whether written or oral) of its intention to, or threatened to, terminate or modify its relationship with Seller in any material respect.

4.8 Tangible Assets. Seller neither owns nor leases any equipment (including computers and office equipment), spare parts, supplies, vehicles, furniture, fixtures, leasehold improvements or other tangible personal property.

4.9 Inventory. Seller does not own any inventory, including finished goods, peripherals, parts and supplies.

4.10 [Intentionally omitted].

4.11 Litigation; Compliance with Laws.

(a) There is no claim, litigation, proceeding or governmental investigation pending or, to Seller’s knowledge, threatened, or any order, injunction or decree outstanding, against Seller. To Seller’s knowledge, there is no reasonable basis for future claims, litigations, proceedings or investigations against Seller which, if adversely determined, might have a Material Adverse Effect. Seller is not in violation of any law, regulation or ordinance or any other requirement of any governmental body or court with respect to the operation of the Business, and no written notice has been received by Seller alleging any such violation.

(b) Seller possesses, and is in material compliance with, the terms and conditions of, the franchises, consents, approvals, licenses, permits, certificates and other authorizations (collectively, “Permits”) from the governmental authorities listed in Schedule 4.11. The Permits listed in Schedule 4.11 are all of the Permits that are necessary for the ownership of the Purchased Assets and the conduct of the Business as presently conducted. With respect to each such Permit: (i) the Permit is in full force and effect; and (ii) Seller is not in material breach or default, and, to Seller’s knowledge, no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default, or permit termination or modification of such Permit.

4.12 Products. Schedule 4.12 sets forth a complete and accurate list of all the products sold by the Business as of the date hereof (identified by line and model). Buyer has been furnished with copies of Seller’s currently effective standard form of invoice and other commercial forms or agreements with respect to such products. Except as described in technical literature, specifications, price schedules or written materials provided to purchasers of the products (sample copies of which have been delivered to Buyer), Seller has not given any written warranty concerning the nature, merchantability, fitness for a particular purpose or expected performance in connection with the products.

4.13 List of Contracts. Schedule 4.13 contains a complete list of the Contracts. True and complete copies of all Contracts, other than customer sales orders, rental agreements and maintenance agreements written on Seller’s standard forms previously provided to Buyer without modification, have been delivered to Buyer.

4.14 Status of Contracts.

(a) All Contracts listed on Schedule 4.13 were entered into in connection with and in the ordinary course of Seller’s business, consistent with past practice. All the Contracts listed on Schedule 4.13 are in full force and effect and, to Seller’s knowledge, there is no breach of any of the provisions of the Contracts by any party thereto. To Seller’s knowledge, no condition exists that, with notice or lapse of time or both, would constitute a default by any party to any of those Contracts. To Seller’s knowledge, no party to any of the Contracts listed on Schedule 4.13 has made, asserted or has any defense, set-off or counterclaim under any of the Contracts or has exercised any option granted to it to cancel or terminate its agreement, to shorten the term of its agreement or to renew or extend the term of its agreement, and Seller has not received any notice to that effect.

(b) Seller is not (i) contractually restricted from carrying on the Business in any geographic area, (ii) a party to any exclusive arrangement or any arrangement requiring the purchase of products or services from any third party or (iii) subject to any trade or barter arrangement of any kind.

(c) Schedule 4.14(c) lists those Contracts that are not assignable without the written consent of the other party or parties thereto.

4.15 Intellectual Property.

(a) Schedule 1.1(d) contains a complete list of the Intellectual Property used or held for use in the operation of the Business.

(b) All trademarks, patents and copyrights listed in Schedule 1.1(d) are currently in compliance with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to trademarks, and the payment of filing, examination and annuity and maintenance fees and proof of working or use with respect to patents), are valid and enforceable and are not subject to any maintenance fees or actions falling due within ninety (90) days after the Closing Date. No trademark is currently involved in any opposition or cancellation proceeding and no such action has been threatened with respect to any of the trademarks or trademark registration applications. No patent is currently involved in any interference, reissue, re-examination or opposition proceeding and no such action has been threatened with respect to any patent. There are no potentially conflicting trademarks or potentially interfering patents of any third party as defined under 35 U.S.C. 135 of the United States Patent Code.

(c) No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Intellectual Property.

(d) Seller owns all the Intellectual Property free and clear of any Lien.

(e) Seller is not infringing any patent, copyright or trademark of any third party or otherwise violating the rights of any third party and no claim has been made or threatened alleging any such violation. To Seller’s knowledge, there has been no violation by others of any right of Seller in any of the Intellectual Property.

(f) No third party has challenged the ownership, use, validity or enforceability of any of such Intellectual Property.

(g) None of the execution, delivery or performance of this Agreement by the Seller, the consummation by it of its obligations hereunder, or compliance by it with any of the provisions of this Agreement will result in the loss or impairment of the Seller’s or the Buyer’s right to own or use any of the Intellectual Property.

4.16 Labor. Seller has no employees.

4.17 Employee Benefits. Seller has no “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), or any other bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, medical, post-retirement welfare benefit, medical reimbursement, health, life, stock option, stock purchase, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, vacation, termination, individual employment, executive compensation, incentive, bonus, commission, payroll practices, retention or other plan, agreement, policy, trust fund or arrangement, whether domestic or foreign, whether written or oral, maintained, sponsored, agreed to or contributed to by Seller or any entity that would be deemed a “single employer” with Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) on behalf of any employee of the Business or their beneficiaries (collectively, the “Plans”). Seller has not ever been a party to or participant in a “multi-employer plan” (within the meaning of Section 4001(a)(3) of ERISA or Section 414(f) of the Code).

4.18 Real Property. Seller does not own or lease any real property.

4.19 Environmental Matters. The Purchased Assets, the Business, including any operations at or from the real property formerly owned, leased, operated, or occupied by Seller, are, and at all times have been, in compliance with all federal, state, and local laws (including the common law), rules, regulations, decrees, and ordinances relating to health, safety, and the environment (collectively, the “Environmental Laws”). Seller has not received any notice (whether written or oral) or report of a claim based on, arising from or regarding any actual or alleged violation of Environmental Laws or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under Environmental Laws from any governmental authority or other person. Seller has, and is in full compliance with, all the permits, licenses, authorizations, and approvals required under Environmental Laws necessary for the conduct of the Business and the ownership and use of the Purchased Assets (collectively, the “Environmental Permits”).

4.20 Tax Matters.

(a) Seller has duly filed or will duly file on or before the applicable due date (including any extensions) all tax reports and returns required to be filed by it, including all federal, state, local and foreign tax returns, in respect of all periods (or portions thereof) starting or ending on or before the Closing Date. All such returns and reports are (or, in the case of those not yet filed, will be) true, correct and complete in all respects and were (or, in the case of those not yet filed, will be) prepared in conformity with all applicable laws, rules and regulations. Seller has paid or withheld, or will pay or withhold, all taxes, estimated taxes, interest, penalties, assessments and deficiencies that have become or will become due pursuant to such returns. No claim has been made in a writing specifically addressed to Seller, with respect to any period in which the applicable statute of limitations has not expired, by a governmental authority in a jurisdiction where Seller does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any tax.

(b) Seller has not received written notice of any proposed tax assessment against Seller relating to the Business which remains outstanding. All taxes that Seller is or was required to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party, have been duly withheld or collected and, to the extent required, have been timely paid to the proper governmental authority.

(c) Seller has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency which assessment or deficiency could result in the creation of a Lien on the Purchased Assets or could result in the imposition of any such taxes on Buyer.

(d) None of the Purchased Assets is “tax exempt use property” within the meaning of section 168(h) of the Code, and none of the Purchased Assets is subject to a safe harbor lease, or other arrangement as a result of which the applicable Seller is not treated as the owner for tax purposes. Seller is not subject to any joint venture or other arrangement (whether pursuant to a written contract or otherwise) that is treated as a partnership for tax purposes.

(e) Seller is not a party to any tax allocation or sharing agreement. The Seller (i) has not been a member of an affiliated group filing a consolidated federal income tax return, and (ii) has no liability for the taxes of any person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

4.21 Related Party Transactions. Except as set forth on Schedule 4.21, Seller has not had any direct or indirect dealings with any current or former officer, director, member, employee or affiliate, as such term is defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended (an

“Affiliate”), of Seller or with any of their Affiliates, associates or relatives, other than dealings in the ordinary course of Seller’s business on terms no more favorable to Seller than could have been obtained from an unrelated third party. Except as set forth in Schedule 4.21 and except for employment arrangements with its employees, Seller does not have any obligation or claim against any current or former officer, director, member, employee or Affiliate of Seller, or any of their Affiliates, associates or relatives, and no such person or entity has any obligation to or claim against Seller. Schedule 4.21 describes the nature and extent of any products, services or benefits provided to Seller by any such person or entity without a corresponding charge equal to the fair market value of such products, services or benefits. Neither Seller nor any of the Members has any direct or indirect interest of any kind in, or is employed by or is a consultant to, director of, or manager, representative, or other employee of, any business or entity which is competitive with the Business.

4.22 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller or any of the Members.

4.23 No Brokers. There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller or any of the Members.

4.24 No Misrepresentation. No representation or warranty of the Seller or any of the Members contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of the Seller or any of the Members to the Buyer or its agents pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

4.25 No Other Representations and Warranties. Buyer acknowledges that Seller and the Members have not made any representations or warranties, express or implied, with respect to the Seller, the Purchased Assets or the Business except as expressly set forth in this Agreement.

5. REPRESENTATIONS AND WARRANTIES BY BUYER.

Buyer represents and warrants to Seller and the Members as follows:

5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the law of the State of Delaware and has the full power and authority to enter into and perform this Agreement and any Related Agreements to which Buyer is a party in accordance with the terms thereof.

5.2 Authorization. The execution, delivery and performance by Buyer of this Agreement and any Related Agreements to which Buyer is a party have been duly authorized by all necessary corporate action of Buyer, and this Agreement and any Related Agreements to which Buyer is a party constitute the valid and binding obligations of Buyer, enforceable against it in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

5.3 No Conflict. The execution, delivery and performance by Buyer of this Agreement and any Related Agreements to which Buyer is a party will not (a) conflict with the certificate of incorporation and by-laws of Buyer, and will not conflict with or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree to which Buyer is a party or by which Buyer is bound or (b) constitute a violation by Buyer of any law, regulation, ordinance, order, writ, judgment, injunction, decree or other requirement of any governmental body or court applicable to Buyer. No consent, approval or authorization of, or designation, declaration or filing with, any person, entity or governmental authority is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement or any Related Agreement to which Buyer is a party.

5.4 Litigation. There is no claim, litigation, proceeding or governmental investigation pending or, to Buyer’s knowledge, threatened, or any order, injunction or decree outstanding, against Buyer that would prevent or have a material adverse effect on the rights, duties or obligations of the Parties as set forth in this Agreement or any Related Agreement to which Buyer is a party.

6. FURTHER AGREEMENTS OF THE PARTIES.

6.1 Operation of the Business. From the date of this Agreement until the Closing Date:

(a) Seller shall operate the Business in the ordinary course, consistent with past practice and in conformity with all applicable laws, ordinances, regulations, rules and orders and all leases, commitments and other agreements applicable to the Business;

(b) Seller shall use commercially reasonable efforts to (i) preserve the goodwill and business of its contractors, distributors, customers, advertisers, suppliers and others having business relations with the Business, (ii) preserve all Intellectual Property rights and interests owned by it or in which it has any rights or licenses used in or relating to the operation of the Business and (iii) retain the services and goodwill of the employees of the Business;

(c) Seller shall not, except in the ordinary course and consistent with past practice, (i) enter into any transaction or incur any liability or obligation relating to the Business, (ii) sell or transfer any of the assets relating to the Business, (iii) enter into or renew any Contract, (iv) cause or take any action to allow any Contract to lapse (other than in accordance with its terms), to be modified in any respect adverse to the Business, or otherwise to become impaired in any material manner or (v) incur any indebtedness for borrowed money;

(d) Seller shall not, except with Buyer’s prior written approval, (i) make any change in its accounting methods or principles (or the application of those methods or principles), (ii) merge or consolidate with any other entity or (iii) declare or pay any dividends or other capital distributions to its members other than in cash;

(e) Seller shall use commercially reasonable efforts to (i) maintain all of the Purchased Assets in good repair, maintenance and condition, except to the extent of normal wear and tear, (ii) replace all items of equipment at time intervals consistent with past practice and (iii) repair or replace, consistent with past practice, any Purchased Asset that may be damaged or destroyed;

(f) Seller shall not grant or agree to grant any bonus to any employee of the Business, any general increase in the rates of salaries, commissions or compensation of the employees of the Business or, other than in the ordinary course of business and consistent with past practice, any specific increase to any employee of the Business or provide for any new pension, retirement or other employment benefits to any of the employees of the Business or any increase in any existing benefits;

(g) Seller shall not act to (i) accelerate the billing of any customers of the Business or the collection of any accounts receivable of the Business, (ii) delay the payment of any accounts payable or accrued expenses of the Business or (iii) defer any expenses of the Business, in each case, except in the ordinary course of business, consistent with past practice; and

(h) Seller shall not engage in any discussions or negotiations with anyone other than Buyer concerning the investment in or sale of all or any part of the Business, or any merger, reorganization, recapitalization, consolidation or other business combination involving Seller, and Seller shall advise Buyer of any solicitation by any third party in respect of any such discussion or negotiation.

6.2 Notices. From the date hereof until the Closing Date, Seller shall promptly notify Buyer in writing of, and furnish any additional information that Buyer may reasonably request with respect to any of the following of which Seller has knowledge: (i) the occurrence of any event that could make any of the representations and warranties set forth in Article 4 untrue if such event had occurred prior to the date hereof, (ii) any occurrence of any event that could result in a breach of any covenant set forth herein, (iii) any claim, litigation, proceeding or governmental investigation threatened or asserted by or against Seller and (iv) any Material Adverse Effect.

6.3 [Intentionally omitted]

6.4 Expenses. Each Party shall bear its own expenses incurred in connection with the negotiation and preparation of this Agreement and the Related Agreements and in connection with all obligations required to be performed by it hereunder or thereunder.

6.5 Sales Taxes; Transfer and Recording Fees. Seller shall pay (a) any California or local sales and use taxes payable in connection with the sale of the Purchased Assets and (b) any California stamp, transfer or gains taxes or recording fees assessed in connection with the sale of the Purchased Assets.

6.6 Access to Information. From the date hereof until the Closing Date: (i) Buyer and its representatives may make such investigation of the Purchased Assets and the Business as it may desire, and Seller shall, upon reasonable notice, give to Buyer and to its counsel, accountants and other representatives full access during normal business hours throughout such period to all of the properties, assets, books, commitments, agreements, records and files of Seller relating to the Business; and (ii) Seller shall furnish to Buyer all documents and copies of documents (certified as true and complete if requested) and information concerning the Business as Buyer reasonably may request. If the Closing for any reason does not occur, Buyer shall return to Seller all such information and documents and any copies as soon as practicable and not disclose any such information (that has not previously been disclosed by a party other than Buyer) to any third party, unless required to do so pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process. In addition, if the Closing does not occur, upon request, Buyer shall provide a certificate stating that all such documents have been returned and no copies other than for archival purposes have been retained. Buyer will comply with all obligations and restrictions concerning the use and confidentiality of information obtained from Seller or its representatives set forth in that certain Mutual Confidential Disclosure Agreement dated December 27, 2007 entered into by Buyer and Seller (the “NDA”); provided, however, that upon the Closing all Intellectual Property included in the Purchased Assets shall become the Confidential Information (as such term is defined in the NDA) of Buyer.

6.7 Covenant Against Competition and Disclosure.

(a) For a period of five (5) years commencing on the Closing Date, the Seller shall not, directly or indirectly:

(i) own an interest in (other than stock ownership of less than five percent (5%) of a publicly-traded company), control, act as a consultant to or advise in any capacity any entity (other than Buyer) engaged in, nor shall the Seller, directly or indirectly, engage in, the business of marketing, selling or providing (A) outsourced payment processing services or products for disbursement of funds from colleges or universities to students of colleges or universities, or (B) credit card processing for colleges or universities;

(ii) solicit, hire or engage as an employee, independent contractor or agent any person who is presently or hereafter employed by or associated with Buyer; provided, however, that such restriction shall not apply to persons whose employment or other association has been terminated by Buyer; or

(iii) cause or attempt to cause any officer, employee or consultant of Buyer to resign or sever a relationship with Buyer or any subsidiary of Buyer.

(b) The Seller and each of the Members shall treat and hold confidential all information concerning the Business that is not generally available to the public (including any information included in the Purchased Assets) (collectively, the

“Confidential Business Information”), refrain from using any of the Confidential Business Information, except in connection with this Agreement, the Related Agreements and any Retained Assets or Excluded Liabilities, and deliver promptly to Buyer, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Business Information which are in its possession. In the event that Seller or any of the Members is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Business Information, Seller or such Member, as the case may be, will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or such Member is, on the advice of counsel, compelled to disclose any Confidential Business Information to any tribunal, Seller or such Member, as the case may be, may disclose the Confidential Business Information to the tribunal; provided, however, that Seller or such Member, as the case may be, shall cooperate with Buyer to obtain, at the request and sole expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Business Information required to be disclosed as Buyer shall designate.

(c) Seller and each of the Members acknowledges that the remedy at law for breach of the provisions of this Section 6.7 would be inadequate and that, in addition to any other remedy Buyer may have, Buyer will be entitled to an injunction restraining any such breach or threatened breach, without any bond or other security being required. If any court of competent jurisdiction construes the covenants in this Section 6.7, or any part thereof, to be unenforceable because of its duration or the area covered thereby, the court shall have the power to reduce the duration or area to the extent necessary so that the provision is enforceable, and such provision, as reduced, shall then be enforceable.

6.8 Other Action. From the date hereof until the Closing Date, no Party to this Agreement shall take any action that would result in any of its representations or warranties not being true and correct as of the Closing Date.

6.9 Further Assurance. At any time and from time to time after the Closing, each of the Parties shall, without further consideration, execute and deliver to the other Party such additional instruments of transfer and assumption, and shall take such other action as the other may reasonably request to carry out the transactions contemplated by this Agreement and the Related Agreements and effect an orderly transition.

6.10 Discharge of Excluded Liabilities. At or prior to the Closing, Seller shall discharge all obligations and liabilities relating to the Excluded Liabilities that are then due and payable, and provide Buyer with such evidence as Buyer shall reasonably request indicating that Seller has discharged the Excluded Liabilities. After the Closing, Seller shall promptly pay all other Excluded Liabilities as they become due and payable.

6.11 Satisfaction of Conditions. Each of the Parties shall use commercially reasonable efforts to satisfy all of the conditions to the consummation of the transactions contemplated hereby, including delivery of the agreements, instruments and certificates to be delivered by or on behalf of such Party pursuant to Article 7 below.

6.12 [Intentionally omitted]

6.13 Cooperation. Buyer will use commercially reasonable efforts to cooperate with Evisions in its implementation of the Integration Plan and achievement of the Payment Milestone, including but not limited to providing prompt response to such reasonable requests for information and/or access to materials as may be made by Evisions from time to time.

6.14 Name Change. Within sixty (60) days following the date hereof, Seller will change its name to a name that does not include “EduCard” or any word confusingly similar to the same.

7. CLOSING DELIVERIES.

7.1 Documents to be Delivered by Seller. At the Closing, Seller will deliver to Buyer the following documents (“Seller’s Closing Documents”):

(a) A bill of sale and assignment and assumption agreement, in the form attached as Exhibit B hereto (the “Bill of Sale”), for all of the Purchased Assets, duly executed by Seller;

(b) A good standing certificate certified by the Secretary of State (or other applicable governmental authority or official) of the state of Nevada, as of a date not earlier than ten (10) days prior to the Closing Date;

(c) [Intentionally omitted]

(d) [Intentionally omitted]

(e) Non-Competition Agreements, substantially in the form of Exhibit C hereto, duly executed and delivered by each of the Members (the “Non-Competition Agreements”).

(f) Physical possession of the tangible Purchased Assets, or the keys or other means to achieve such possession immediately;

(g) The Integration and Marketing Agreement, substantially in the form of Exhibit D hereto, executed and delivered by Evisions (the “Integration and Marketing Agreement”);

(h) [Intentionally omitted]

(i) A legal opinion letter from Kevin Jones’ legal counsel in the form of Exhibit E; and

(j) [Intentionally omitted]

(k) A release from each of Michael Mattos and Ben Chillemi in the form attached hereto as Exhibit F.

7.2 Documents to be Delivered by Buyer. At the Closing, Buyer will deliver to Seller the following (“Buyer’s Closing Documents”):

(a) The Initial Payment required by Section 2.1(a);

(b) The Bill of Sale, duly executed by Buyer;

(c) The Non-Competition Agreements, duly executed by Buyer; and

(d) The Marketing Agreement, duly executed by Buyer.

8. CONDITIONS TO BUYER’S OBLIGATIONS.

Unless waived by Buyer in writing in its sole discretion, all obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

8.1 Representations, Warranties and Covenants. The representations and warranties of Seller in this Agreement shall be true and correct in all material respects on the date hereof and at and as of the Closing Date with the same effect as though such representations and warranties had been made again at and as of such date. Seller shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing. Buyer shall have received from Seller a certificate in such reasonable detail as Buyer may reasonably request, signed by the Managing Member of Seller, and dated the Closing Date to the foregoing effect, or stating in reasonable detail any exceptions thereto.

8.2 Closing Deliveries. Seller shall have delivered all of Seller’s Closing Documents pursuant to Section 7.1.

8.3 Approvals of Governmental Authorities. All governmental approvals, if any, necessary or advisable in the opinion of Buyer’s counsel to consummate the transactions contemplated by this Agreement or the Related Agreements shall have been received and shall not contain any provision which, in the judgment of Buyer, is unduly burdensome.

8.4 No Adverse Proceedings or Events. No suit, action or other proceeding against Seller or Buyer, or their respective officers or directors, shall be threatened or pending before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit any of the transactions contemplated by this Agreement or the Related Agreements or to obtain damages or other relief in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby.

8.5 No Prohibition. No statute, rule or regulation, or order of any court or administrative agency shall be in effect which restrains or prohibits Buyer from consummating the transactions contemplated by this Agreement or the Related Agreements.

8.6 Contracts. All Contracts, including all instruments, contracts and agreements listed on Schedule 4.13, shall be in full force and effect.

8.7 No Material Adverse Effect. There shall not have been a Material Adverse Effect.

9. CONDITIONS TO SELLER’S OBLIGATIONS.

Unless waived by Seller in writing in its sole discretion, all obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

9.1 Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and at and as of the Closing Date with the same effect as though such representations and warranties had been made again at and as of such date. Buyer shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. Seller shall have received from Buyer a certificate dated the Closing Date to the foregoing effect.

9.2 Closing Deliveries. Buyer shall have delivered all of Buyer’s Closing Documents pursuant to Section 7.2.

9.3 No Adverse Proceedings or Events. No suit, action or other proceeding against Seller or Buyer, or their respective officers or directors, shall be threatened or pending before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit any of the transactions contemplated by this Agreement or the Related Agreements or to obtain damages or other relief in connection with this Agreement or the Related Agreement or the transactions contemplated hereby or thereby.

9.4 No Prohibition. No statute, rule or regulation, or order of any court or administrative agency shall be in effect which restrains or prohibits Seller from consummating the transactions contemplated by this Agreement or the Related Agreements.

10. SURVIVAL; INDEMNIFICATION

10.1 Survival.

(a) All representations, warranties, covenants and agreements made by either Party shall survive the Closing and the consummation of the transactions contemplated by this Agreement, subject to Section 10.1(b). The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and agreements shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreements.

(b) All of the representations and warranties of Seller and the Members contained in this Agreement and all claims and causes of action with respect thereto shall survive the Closing and continue in full force and effect for a period of eighteen (18) months thereafter; provided, however, that (A) the representations and warranties contained in Sections 4.1, 4.2 and 4.4 and all claims and causes of action with respect thereto shall survive without limitation and (B) the representations and warranties contained in Sections 4.17, 4.19 and 4.20 and all claims and causes of action with respect thereto shall continue in full force and effect for a period equal to the applicable statute of limitations. All of the representations and warranties of Buyer contained in this Agreement and all claims and causes of action with respect thereto shall survive the Closing and continue in full force and effect for a period equal to the applicable statute of limitations. Notwithstanding any other provision of this Agreement, no Buyer Indemnified Party (as defined below) otherwise entitled to indemnification under this Agreement may make or assert any claim for indemnification with respect to any matter unless a written notice pertaining thereto is given to Seller prior to the expiration of the applicable time limitation set forth in this Section 10.1(b). The termination of the representations and warranties provided herein shall not affect the rights of a Buyer Indemnified Party in respect of any claim made by such Buyer Indemnified Party in a written notice received by Seller prior to the expiration of the applicable survival period provided herein.

10.2 Indemnification.

(a) Subject to Section 10.1(b) above, and Sections 10.2, 10.3 and 10.4 below, Seller and each of the Members (the “Seller Indemnifying Parties”), jointly and severally (except as provided in clause (i) below), shall indemnify and hold harmless Buyer, and its Affiliates, directors, officers, employees, agents and other representatives (collectively, the “Buyer Indemnified Parties”), against all loss, liability, claims, damage, expense, fines, or penalties (including reasonable fees and expenses of counsel in any matter, whether involving a third party or between the Seller Indemnifying Parties and Buyer Indemnified Parties) (collectively, “Losses”) that any Buyer Indemnified Party may suffer, sustain or become subject to as a result of, arising out of, or in connection with:

(i) any breach by any Seller Indemnifying Party of any representations or warranties contained in this Agreement (provided, however, that the indemnification obligation with respect to the representations and warranties in Section 4.2(b), as they relate to the Non-Competition Agreement and/or release of each Member, shall be an obligation solely of that Member, and not any other Seller Indemnifying Party);

(ii) any breach by any Seller Indemnifying Party of its or his covenants or other agreements contained in this Agreement;

(iii) the Excluded Liabilities or the failure by any Seller Indemnifying Party to pay, perform or discharge when due any of the Excluded Liabilities;

(iv) the conduct of the Business prior to the Closing Date, except for the Assumed Liabilities.

(b) Notwithstanding any other provision of this Agreement: (i) no indemnification shall be made by any Seller Indemnifying Party to any Buyer Indemnified Party unless the aggregate amount of Losses that would be indemnifiable (but for this Section 10.2(b)) exceeds an amount equal to Fifteen Thousand Dollars ($15,000) (the “Basket Amount”), in which case the Seller Indemnifying Parties will be liable to the Purchaser Indemnified Parties to the extent that such Losses exceed the Basket Amount (subject to clause (ii) below); and (ii) the maximum aggregate liability of the Seller Indemnifying Parties shall in no event exceed One Million Dollars ($1,000,000).

(c) In addition to any other rights and remedies it may have, Buyer may set-off against any amount payable under Section 2.1(b) any amount payable to any Buyer Indemnified Party pursuant to this Section 10.2; provided that Buyer has a reasonable basis in fact for making such set-off and gives Seller reasonable notice of its intent to do so. No such set-off shall constitute an accord and satisfaction or otherwise modify the rights or obligations of the Seller Indemnifying Parties under this Agreement or constitute a breach by Buyer of its obligations hereunder, or be determinative of any Party’s rights or obligations with respect to the matter in question, and any such set-off shall be without prejudice to any Party’s rights with respect to such matter. Without limiting the generality of the preceding sentence, the Seller Indemnifying Parties each hereby acknowledges and agrees that Buyer’s exercise of its rights pursuant to the preceding sentence shall not limit any Buyer Indemnified Party’s right to recover any amounts owed to it that exceed the amount obtained by exercise of those rights and such exercise shall not be in substitution of or in any way limit such Buyer Indemnified Party’s exercise of its other rights and remedies hereunder, or under any other agreement or applicable law.

(d) Buyer shall indemnify and hold harmless the Members, Seller and its Affiliates, managers, directors, officers, employees, agents and other representatives (collectively, the “Seller Indemnified Parties”), against all Losses that any Seller Indemnified Party may suffer, sustain or become subject to as a result of (i) any breach of any warranties, covenants or other agreements of Buyer contained in this Agreement, (ii) the failure by Buyer to pay, perform or discharge when due any of the Assumed Liabilities and (iii) any claim by a third party against any Seller Indemnified Party arising out of the operation of the Business after the Closing Date (except to the extent relating to the Excluded Liabilities).

10.3 Notice and Defense of Third Party Claims.

(a) Any notice of a claim for indemnification under this Article 10 with respect to a claim by a third party (a “Third Party Claim”) shall be in writing, shall, to the extent practicable, identify the provision(s) of this Agreement with respect to which the claim is made, the facts giving rise to the claim and, if ascertainable, the amount of the liability asserted by reason of the claim, and shall be accompanied by copies of all pleadings, correspondence and other communications pertaining to the Third Party Claim (collectively, a “Claim Notice”). Promptly after receipt by an indemnified Party under this Article 10 of notice of a Third Party Claim, the indemnified Party shall, if a claim in respect of the Third Party Claim is to be made against an indemnifying Party under this Article 10, deliver a Claim Notice pertaining thereto to the indemnifying Party; provided, however, the failure to deliver a Claim Notice to the indemnifying Party shall not relieve it of any liability that it may have to any indemnified Party, except (i) as provided in Section 10.1(b) above, or (ii) to the extent the indemnifying Party demonstrates that the defense of the Third Party Claim is materially prejudiced by the delay. In case any Third Party Claim is asserted against an indemnified Party and it shall give a Claim Notice pertaining thereto to the indemnifying Party, the indemnifying Party shall be entitled to participate in the Third Party Claim at its own expense and, to the extent that it shall wish, to assume the defense of the Third Party Claim with counsel reasonably satisfactory to the indemnified Party. After notice from the indemnifying Party to the indemnified Party of its election so to assume the defense of the Third Party Claim, the indemnifying Party shall control the defense of the Third Party Claim and shall not be liable to the indemnified Party under this Article 10, for any fees of other counsel or any other expenses, in each case subsequently incurred by the indemnified Party in connection with the defense of the Third Party Claim (it being understood, however, that the indemnified Party shall be entitled to participate in the Third Party Claim at its own cost and expense).

(b) If an indemnifying Party assumes the defense of a Third Party Claim, no compromise or settlement of the Third Party Claim may be effected by the indemnifying Party without the indemnified Party’s consent, unless (i) there is no finding or admission of any violation of law and no effect on the Business, or the indemnified Party’s other business or on any other claims that may be made against the indemnified Party, (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying Party and (iii) the compromise or settlement includes an unconditional release of the indemnified Party from all liability by the claimant or the plaintiff. If a Claim Notice is given to an indemnifying Party pertaining to a Third Party Claim and it does not, within twenty (20) days after receipt of the Claim Notice, give notice to the indemnified Party of its election to assume the defense of the Third Party Claim, the indemnified Party shall control the defense of such Third Party Claim and may compromise or settle such Third Party Claim at the sole cost and expense of the indemnifying Party (subject to the limitations set forth in this Article 10), and the indemnifying Party shall be bound by any determination made with respect to the Third Party Claim or any compromise or settlement of the Third Party Claim effected by the indemnified Party. The Parties shall cooperate with each other in the defense of any claims described in this Section 10.3.

10.4 Limitations. Notwithstanding any other provision of this Agreement:

(a) The Seller Indemnified Parties and the Buyer Indemnified Parties shall use commercially reasonable efforts to mitigate any Losses.

(b) Each Party acknowledges and agrees that the sole and exclusive monetary remedy with respect to any and all claims (other than claims of fraud or intentional misrepresentation) relating to this Agreement, whether stated in terms of breach of contract, breach of representation and warranty, indemnification, or otherwise, shall be pursuant and subject to the indemnification provisions set forth in this Article 10; provided, however, that nothing herein shall limit the rights of any Party to seek and obtain injunctive, equitable or similar relief of any kind. Any liability for indemnification under this Agreement will be determined without duplication of recovery by reason of the state of facts giving rise to the liability constituting the breach of more than one representation, warranty, covenant or agreement.

(c) No Seller Indemnified Party or Buyer Indemnified Party shall be entitled to indemnification to the extent of any insurance proceeds to which any such person is entitled with respect the matters giving rise to the claim for indemnification.

(d) All amounts recoverable by the Buyer Indemnified Parties from the Seller Indemnifying Parties or by the Seller Indemnified Parties from the Buyer, as the case may be, shall be net of tax benefits received by the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, on account of any Losses subject to indemnification hereunder. In the event the tax benefits cannot reasonably be determined with certainty at the time the indemnification payments are otherwise due and payable hereunder, the Seller Indemnifying Parties or Buyer, as the case may be, shall not delay payment hereunder on account of such uncertainty and the Parties agree to negotiate in good faith a reasonable estimate of the tax benefits in order to permit the Seller Indemnifying Parties’ or Buyer’s, as the case may be, timely payment of all indemnification amounts hereunder. To the extent the Seller Indemnifying Parties indemnify any Buyer Indemnified Party or the Buyer indemnifies any Seller Indemnified Party, as the case may be, on any claim referred to in the previous sentence, Buyer Indemnified Party or the Seller Indemnified Party shall, to the extent applicable, pay to the Seller Indemnifying Parties or the Buyer, respectively, the amount of any net tax benefits subsequently determined to have been received by the Buyer Indemnified Parties or the Seller Indemnified Parties on account of the Losses with respect to which indemnification was paid by the Seller Indemnifying Parties or the Buyer.

11. RISK OF LOSS.

Seller shall bear the risk of loss or damage to any of the Purchased Assets prior to the Closing and thereafter Buyer shall bear such risk.

12. MISCELLANEOUS.

12.1 Notices. Any notice or other communication under this Agreement shall be in writing and shall be considered given on receipt when delivered personally or sent by facsimile with delivery confirmation, or one day after delivery by a reputable overnight courier (receipt confirmed), or four days after the postmark date if mailed by registered mail, return receipt requested, to the address set forth below (or at such other address as a Party may specify by notice to the other):

If to Buyer:

Higher One, Inc.

25 Science Park

New Haven, Connecticut 06511

Facsimile No.: 203-776-7796

Attention: Mark Volchek

with a copy to:

Wiggin and Dana LLP

265 Church Street

New Haven, CT 06508-7001

Facsimile No.: 203-782-2889

Attention: Paul A. Hughes, Esq.

If to Seller:

EduCard, LLC

14522 Myford Road

Irvine, CA 92606

Facsimile No.: 714-730-2524

Attention: Kevin Jones

If to any Member, to the address of such Member set forth in the opening paragraph hereof.

12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Connecticut, without giving effect to principles governing conflicts of law that would cause the law of any other jurisdiction to apply.

12.3 Jurisdiction. (a) In the event a cause of action arising under or in connection with this Agreement is initiated by Buyer, the courts of the State of California and the United States District Court for the Central District of California shall have exclusive jurisdiction over the Parties with respect to such action, and (b) in the event a cause of action arising under or in connection with this Agreement is initiated by Seller and/or any of the Members, the courts of the State of Connecticut and the United States District Court for the District of Connecticut shall have exclusive jurisdiction over the Parties with respect to such action. By execution and delivery of this Agreement, each of the Parties submits to the jurisdiction of those courts, including the in personam and subject matter jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with Section 12.1) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. These consents to jurisdiction shall not be deemed to confer rights on any person other than the Parties.

12.4 Assignment. No Party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party, which may be withheld for any reason or for no reason, except that either Party may assign its rights and delegate its duties to a successor to such Party’s entire business and Buyer may, without the consent of Seller, (a) assign its rights under this Agreement to any Affiliate of Buyer, (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (c) collaterally assign any or all of its rights and interests hereunder to one or more lenders of Buyer.

12.5 Publicity. Neither the Seller nor any of the Members shall issue any press release or other public statement or announcement regarding this Agreement or the transactions contemplated by this Agreement without the consent of the Buyer. Buyer shall not issue any press release or other public statement or announcement regarding this Agreement or the transactions contemplated by this Agreement that names or refers to Evisions without the consent of the Evisions.

12.6 Counterparts. This Agreement may be executed in multiple counterparts, which together shall constitute a single instrument. Facsimile delivery of an executed counterpart shall be valid and binding for all purposes.

12.7 Entire Agreement. The NDA and this Agreement, including the schedules and exhibits hereto, contain a complete statement of all the arrangements between the Parties with respect to their subject matter, supersede any previous agreements between them relating to that subject matter, and cannot be amended, modified or terminated except in a written document executed by the Parties.

12.8 Severability. The invalidity of any provision or portion of a provision of this Agreement shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

12.9 No Third-Party Beneficiaries. Other than as set forth in Article 10, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

12.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by either Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

12.12 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

EDUCARD, LLC

By:	/s/ Kevin B. Jones
Name: Kevin Jones
Title: Managing Member

/s/ Kevin B. Jones
Kevin Jones, individually

/s/ Michael Mattos
Michael Mattos, individually

/s/ Ben Chillemi
Ben Chillemi, individually

HIGHER ONE, INC.

By:	/s/ Mark Volchek
Name: Mark Volchek
Title: CFO

List of Schedules and Exhibits to Asset Purchase Agreement

The following is a list of the exhibits and schedules to the Asset Purchase Agreement by and among Higher One, Inc., EduCard, LLC, Kevin Jones, Michael Mattos and Ben Chillemi, which schedules and exhibits have been omitted from this Exhibit 2.1 pursuant to Item 601(b)(2) of Regulation S-K. Higher One Holdings, Inc. undertakes to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.

Exhibits

Exhibit A	Integration Plan
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Non-Competition Agreement
Exhibit D	Form of Integration and Marketing Agreement
Exhibit E	Form of Legal Opinion
Exhibit F	Release

Schedules

Schedule 1.1(b)	Intellectual Property
Schedule 1.2(d)	Retained Assets
Schedule 1.3(b)	Assumed Liabilities
Schedule 2.4	Allocation of Purchase Price
Schedule 4.1	Jurisdiction
Schedule 4.3	Required Consents
Schedule 4.11	Permits
Schedule 4.12	Products Being Sold
Schedule 4.13	Contracts
Schedule 4.14(c)	Contract Assignments Requiring Consent
Schedule 4.21	Related Party Transactions